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                                                                    Exhibit 99.3

Cisco Systems to Acquire Aironet Wireless Communications

New Standards-based Wireless Technology Brings Internet Mobility to Businesses

SAN JOSE, Calif. -- November 9, 1999 -- Cisco Systems, Inc. today announced a definitive agreement to acquire publicly-held Aironet Wireless Communications of Akron, Ohio. Aironet Wireless Communications is a leading developer of high-speed wireless LAN products. This acquisition furthers Cisco's New World strategy to deliver open standards-based wireless solutions to mobile business environments.

Under the terms of the acquisition, each share, option and warrant of Aironet Wireless Communications will be converted to 0.637 shares of Cisco common stock. Based on Cisco's closing price of $75 5/16 on November 8, the transaction has an aggregate value of approximately $799 million. In connection with the acquisition, Cisco expects a one-time charge against after-tax earnings of between $.03 and $.08 per share for purchased in-process research and development expenses in the third quarter of fiscal 2000. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act and by the shareholders of Aironet Wireless Communications.

Cisco's acquisition of Aironet Wireless Communications will allow business customers to gain wireless capabilities that act as extensions to existing wired local area networks, extending the power of Cisco's New World vision to the wireless marketplace. Wireless LANs are in-building local area networks (LANs) that communicate using radio technology and enable personal computer users to establish and maintain a wireless network connection anywhere throughout a building. For example, a person with a wireless-enabled PC can check email, browse the Internet and access network resources - all while roaming throughout a building or campus.

Aironet Wireless Communications' product portfolio includes wireless adapter cards and "access points" that interface with wired infrastructures and manage wireless LAN traffic. Aironet Wireless Communications also is an innovator of wireless bridge products that provide point-to-point or point-to-multipoint connections among buildings. Aironet Wireless Communications has a customer base comprised of leading Fortune 500 companies, including Dell, Ford, HP, IBM, Microsoft and Sears.

Aironet Wireless Communications was founded in 1993. The 131 employees are led by CEO Roger Murphy and will join the Desktop Switching Business Unit within Cisco's Small/Medium line of business.

Cisco Systems Contacts:
Jeanette Gibson
Cisco Systems, Corporate PR
(408) 525-8965
jegibson@cisco.com


Scott Landman
Cisco Systems, Analyst Relations
(978) 244-8369
dkaufer@cisco.com

Cisco Systems

Cisco Systems, Inc. (NASDAQ:CSCO) is the worldwide leader in networking for the Internet.

For more information visit Cisco PR Contacts

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